Exhibit 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK DELIVERS STRONG FOURTH QUARTER AND FULL-YEAR RESULTS

SALES UP 15 PERCENT FOR QUARTER AND YEAR

FOURTH QUARTER ORGANIC GROWTH OF 15 PERCENT; FULL YEAR ORGANIC GROWTH OF 13 PERCENT

EARNINGS EXCEED QUARTERLY AND FULL-YEAR GUIDANCE

FOURTH QUARTER ORDERS UP 56 PERCENT TO $1.2 BILLION; ORDERS FOR THE YEAR WERE $3.3 BILLION

ATK RAISES FY07 SALES, EPS AND CASH FLOW GUIDANCE

Minneapolis, May 5, 2006 – Alliant Techsystems (NYSE: ATK) today announced strong fourth quarter and fiscal year-end 2006 results.  The company’s sales, earnings and orders all exceeded prior guidance.

“ATK’s 2006 financial performance was outstanding, and we look forward to delivering even more value to our shareholders in 2007,” said Dan Murphy, Chairman and Chief Executive Officer.  “I am pleased with our strong sales growth in the quarter and the full year, but am even more pleased with the strengthening orders profile, which will provide continued growth for the future.  FY07 revenue is now expected to exceed $3.40 billion.  We are increasing our EPS guidance by ten cents and our operating cash flow guidance by an additional $20 million.”

Net earnings per share for the quarter ended March 31, 2006, were $0.79 per share, which included debt extinguishment expenses of $0.56 per share and restructuring and management-change costs of $0.03 per share.  The quarter also included changes to state tax rates that added $0.06 per share.  Net earnings per share in the prior-year quarter ended March 31, 2005 were $1.26 per share.

The prior year results included a $0.15 per share gain from state tax benefits, a $0.12 per share loss from legal settlement costs, and $0.10 per share restructuring expenses.

Net earnings per share for the fiscal year ended March 31, 2006, were $4.11 per share, which included debt extinguishment charges of $0.56 per share and restructuring and management-change costs of $0.11 per share, and an $0.18 gain from the resolution of tax matters.  Net earnings per share in the prior fiscal year were $4.03 per share.  The prior year results included a $0.23 per share gain from the resolution of tax matters, $0.12 per share costs for a legal settlement, and $0.21 per share costs for restructuring.

Sales for the quarter were up 15 percent to $918 million, compared to $799 million in the year prior.  All sales growth in the quarter was organic.

Sales for the fiscal year were up 15 percent to $3.22 billion, compared to $2.8 billion in the year prior.  Organic sales for the year were up 13 percent.

Orders for the quarter were up 56 percent to approximately $1.2 billion compared to $750 million in the previous year. The orders included a $185 million NASA reusable solid rocket motor interim extension; approximately $100 million for strategic propulsion launch vehicles; $320 million for small-caliber ammunition for both civil and military customers; approximately $100 million for tank ammunition; and $50 million for propellants and energetics.

Orders for the year were up 13 percent to $3.3 billion, compared to $2.9 billion in the previous year.  Contracted backlog on March 31, 2006, was $3.7 billion.  Total backlog, including unexercised options on multi-year contracts, was $4.8 billion.

CASH FLOW AND CAPITAL DEPLOYMENT

Cash provided by operating activities for the quarter was $72 million. Working capital remained level despite sales growth of 15 percent.  Cash provided by operating activities for the year was $217 million, a $21 million increase compared to the previous year.

On March 14, 2006, the company refinanced $400 million of its previously outstanding 8.5 percent senior subordinated notes, due in May 2011.  It replaced the notes with new 6.75 percent senior subordinated notes, due in March 2016.  Expenses associated with the refinancing were $32.0 million, and are included in interest expense for the quarter.  Net of the associated tax benefit, those expenses impacted net income by $20.8 million, or $0.56 per share.

In the fourth quarter, the company repurchased more than 1.5 million shares of outstanding stock for approximately $117 million.  For the year, ATK repurchased a total of 2.6 million shares, 7 percent of the company’s outstanding shares.  The total cost to repurchase these shares was approximately $196 million.  The current stock repurchase authorization allows ATK to buy back an additional 3.7 million shares through January 2008.

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the quarter and year ended on March 31, 2006.

Net Sales and Income before Interest, Income Taxes, and Minority Interest

(Dollars in Millions)

Sales:

	Quarters Ended				Years Ended
	March 31, 2006	March 31, 2005	$ Change	% Change	March 31, 2006	March 31, 2005	$ Change	% Change

Ammunition	$340.7	$249.3	$91.4	36.7%	$1,105.4	$888.7	$216.7	24.4%
ATK Thiokol	226.8	221.5	5.3	2.4%	929.3	845.2	84.1	10.0%
Precision Systems	175.3	164.3	11.0	6.7%	554.3	517.6	36.7	7.1%
Advanced Propulsion and Space Systems	130.9	119.7	11.2	9.4%	468.0	392.8	75.2	19.1%
Other	44.0	44.4	(0.4)	(0.9)%	159.8	156.8	3.0	1.9%
Total sales	$917.7	$799.2	$118.5	14.8%	$3,216.8	$2,801.1	$415.7	14.8%

Income before Interest, Income Taxes, and Minority Interest:

	Quarters Ended			Years Ended
	March 31, 2006	March 31, 2005	Change	March 31, 2006	March 31, 2005	Change

Ammunition	$33.5	$28.6	$4.9	$109.3	$86.9	$22.4
ATK Thiokol	30.1	33.4	(3.3)	130.4	121.9	8.5
Precision Systems	15.8	10.3	5.5	48.5	49.0	(0.5)
Advanced Propulsion and Space Systems	14.0	17.4	(3.4)	53.0	41.0	12.0
Corporate and other	(2.9)	(6.4)	3.5	(14.1)	(13.8)	(0.3)
	$90.5	$83.3	$7.2	$327.1	$285.0	$42.1

QUARTERLY SEGMENT RESULTS

In FY06 ATK operated four principal business groups: ATK Ammunition Group; ATK Thiokol; ATK Precision Systems Group; and ATK Advanced Propulsion and Space Systems Group.

AMMUNITION GROUP

Revenue in the Ammunition Group increased $91 million in the quarter to $341 million, representing 37 percent organic growth over the prior-year quarter.  Civil ammunition sales in the quarter increased $26 million on strong demand for commercial and law enforcement products.  Sales of energetics and propellants, and medium-caliber gun systems, increased by approximately $40 million.  Continued strong demand for military small-caliber ammunition accounted for an additional $21 million in sales.  The Ammunition Group recorded full-year revenue of $1.105 billion, a 24 percent increase over the previous year.

Fourth quarter earnings before interest and taxes (operating profit) in the Ammunition Group increased to $34 million, approximately $5 million over the previous year on the strength of the increased sales, partially offset by higher civil ammunition selling costs and start up costs associated with the company’s flexible energetics production line at the Radford, Virginia Army Ammunition Plant.  Full-year operating profit increased to $109 million, approximately $22 million more than the previous year.

ATK THIOKOL

Revenue from ATK Thiokol increased $5 million in the quarter to $227 million, representing organic growth of 2 percent over the prior-year quarter, driven by $11 million in higher revenue from NASA.  The increase reflects continuing support of the reusable solid rocket motor (RSRM) program for the Space Shuttle and initial development work on the RSRM’s successor program, the Crew Launch Vehicle.  The increase was offset partially by reduced revenue from the Delta rocket motor program.  For the full year, revenue was $929 million, a 10 percent increase over the previous year.

Fourth quarter operating profit for ATK Thiokol decreased approximately $3 million compared to the prior year.  The decrease reflects lower profits on the Delta rocket motor program, and higher levels of discretionary investments in research and development, and selling costs.  These decreases were offset partially by increased profits on higher levels of NASA revenues. Full-year operating profit increased to $130 million, approximately $9 million over the previous year.

PRECISION SYSTEMS GROUP (PSG)

Revenue in PSG increased $11 million in the quarter to $175 million.  The increase was driven by higher sales of precision weapons, tank ammunition and fuze production. Organic growth for the quarter was 7 percent.  Organic growth for the full year was also 7 percent, which reflected a reduction of 2-3 percent due to the shut-down and move of fuze production operations from Wisconsin to West Virginia early in the year.

Fourth quarter operating profit increased approximately $6 million compared to the prior year.  The increase was primarily driven by $5 million in lower restructuring costs associated with the move of the fuze operations.  PSG operating profit was $49 million for fiscal years 2006 and 2005.  Both periods included $5 million of restructuring costs.

ADVANCED PROPULSION AND SPACE SYSTEMS GROUP (APSS)

APSS revenue in the fourth quarter increased $11 million to $131 million, a 9 percent organic growth rate over the previous year.  The increase was primarily due to higher sales of composite structures for satellite subsystems and propulsion for satellite positioning systems.  For the full year, revenue was $468 million, representing 6 percent organic growth over the prior year.

Fourth quarter operating profit in APSS decreased $3 million compared to the prior year quarter.  The decrease was primarily driven by adjustments to contract cost assumptions in the composite structures business.  For the full year, operating profit was $53 million, approximately $12 million over the previous year.

CORPORATE AND OTHER

The net expense of Corporate and Other primarily reflects expenses incurred for administrative functions that are performed centrally at the corporate headquarters, along with the results of operations of ATK Mission Research.  The decrease in net operating expenses in the quarter ended March 31, 2006, compared to the prior year quarter, primarily reflects the absence of $6 million of legal settlement costs incurred in the prior-year period.

EXECUTIVE COMPENSATION: PAY FOR PERFORMANCE

As previously disclosed, the company adopted new accounting rules on April 1, 2006, related to expensing stock option grants as mandated by Statement of Financial Accounting Standards 123R (SFAS 123R).  At the time of the disclosure, ATK anticipated that adopting SFAS 123R would reduce FY07 EPS by $0.26.  This assumption was based on the number of stock options it expected to grant.  However, to strengthen the ties between company financial performance and executive compensation, the ATK Board of Directors approved a modification to the company’s FY07 long-term executive compensation program.  The new program eliminates stock options for senior executives and ties all equity compensation to specific performance metrics.  In the new program, more than 85 percent of each executive officer’s total direct compensation is tied to achieving established financial objectives.   The resulting decrease in option grants is expected to benefit FY07 EPS by $0.13.  Costs incurred under the provisions of SFAS 123R will be reflected as unallocated “Corporate/Other” costs in the company’s financial results.  Had the provisions of SFAS 123R been in effect for fiscal 2006, earnings per share would have been impacted by approximately $0.20 per share.

OUTLOOK

Based on strong sales forecasts, cost-reduction efforts, increased operating efficiencies, and better visibility into the year, ATK is raising its FY07 guidance.  The company now expects revenues to exceed $3.40 billion and operating profit of more than 10 percent.  The company is raising both ends of its EPS guidance range by $0.10 to $4.85 - $5.00 per share versus its previous range of $4.75 - $4.90.  In addition, the company now believes cash flow from operations will be approximately $260 million, a $20 million increase from its previous guidance of $240 million.   The company expects capital expenditures to increase to approximately $75 million, up from $70 million in the previous forecast.

The company expects average share count of less than 36 million in FY07.  The effective tax rate is expected to be approximately 35 percent (assuming the research and development tax credit is extended).  Debt repayment is anticipated to be approximately $100 million, and interest expenses are expected to be in the mid-$60 million range.  Pension expenses are expected to be approximately $78 million, while cash contributions to the pension plan are expected to be approximately $90 million.  Earnings before interest, taxes, depreciation and amortization are expected to be approximately $420 million.

The company expects to continue its balanced capital deployment strategy in FY07 that includes debt repayment, share repurchases, capital expenditures, and pension plan contributions as indicated above, as well as potential acquisitions.

ATK is a $3.3 billion advanced weapon and space systems company employing approximately 15,000 people in 23 states.   News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: delays in NASA’s Space Shuttle program; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, reference should be made to ATK’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K, and ATK’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

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ALLIANT TECHSYSTEMS INC

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED		YEARS ENDED
	March 31,	March 31,	March 31,	March 31,
(In thousands except per share data)	2006	2005	2006	2005

Sales	$917,694	$799,191	$3,216,807	$2,801,129
Cost of sales	746,536	641,470	2,606,087	2,271,040
Gross profit	171,158	157,721	610,720	530,089
Operating expenses:
Research and development	16,405	15,646	51,506	39,117
Selling	25,226	16,817	82,038	68,811
General and administrative	38,985	41,954	150,027	137,169
Total operating expenses	80,616	74,417	283,571	245,097
Income before interest, income taxes, and minority interest	90,542	83,304	327,149	284,992
Interest expense	(49,134)	(17,358)	(100,837)	(65,382)
Interest income	304	285	1,245	930
Income before income taxes and minority interest	41,712	66,231	227,557	220,540
Income tax provision	12,232	17,808	73,271	66,549
Income before minority interest	29,480	48,423	154,286	153,991
Minority interest, net of income taxes	69	203	404	451
Net income	$29,411	$48,220	$153,882	$153,540

Earnings per common share:
Basic	$0.81	$1.28	$4.19	$4.09
Diluted	0.79	1.26	4.11	4.03

Weighted-average number of common shares outstanding:
Basic	36,165	37,577	36,730	37,576
Diluted	37,085	38,186	37,402	38,145

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	March 31, 2006	March 31, 2005
Assets
Current assets:
Cash and cash equivalents	$9,090	$12,772
Net receivables	738,909	626,711
Net inventories	139,876	125,190
Deferred income tax asset	34,628	30,754
Other current assets	53,728	37,987
Total current assets	976,231	833,414
Net property, plant, and equipment	453,958	456,310
Goodwill	1,163,186	1,154,406
Prepaid and intangible pension assets	343,457	362,158
Deferred income tax asset	40,311
Deferred charges and other non-current assets	183,131	209,522
Total assets	$3,160,274	$3,015,810
Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdrafts	$63,036	$6,092
Current portion of long-term debt	29,596	2,692
Accounts payable	165,955	147,286
Contract advances and allowances	49,667	31,717
Accrued compensation	114,537	107,509
Accrued income taxes	23,710	—
Other accrued liabilities	117,820	136,444
Total current liabilities	564,321	431,740
Long-term debt	1,096,000	1,131,353
Deferred income tax liability		8,279
Postretirement and postemployment benefits liability	196,159	209,893
Accrued pension liability	558,360	409,042
Other long-term liabilities	117,076	139,144
Total liabilities	2,531,916	2,329,451
Commitments and contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 35,207,335 shares at
March 31, 2006 and 37,248,241 at March 31, 2005	352	372
Additional paid-in-capital	472,861	449,927
Retained earnings	928,521	774,639
Unearned compensation	(2,760)	(1,674)
Accumulated other comprehensive loss	(333,136)	(259,590)
Common stock in treasury, at cost, 6,347,726 shares held at
March 31, 2006 and 4,308,857 at March 31, 2005	(437,480)	(277,315)
Total stockholders’ equity	628,358	686,359
Total liabilities and stockholders’ equity	$3,160,274	$3,015,810

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED
(In thousands)	March 31, 2006	March 31, 2005
Operating activities
Net income	$153,882	$153,540
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	69,589	71,138
Amortization	14,028	13,187
Loss on extinguishment of debt	18,849
Deferred income tax	9,523	48,932
Loss on disposal of property	374	3,928
Minority interest, net of income taxes	404	451
Share-based compensation plan expense	5,214
Changes in assets and liabilities:
Net receivables	(113,776)	(80,158)
Net inventories	(17,459)	14,886
Accounts payable	15,938	33,574
Contract advances and allowances	17,950	(15,961)
Accrued compensation	29,989	(12,930)
Accrued income taxes	29,491	1,435
Accrued environmental	(2,658)	(952)
Pension and postretirement benefits	9,016	(40,048)
Other assets and liabilities	(23,707)	5,033
Cash provided by operating activities	216,647	196,055
Investing activities
Capital expenditures	(65,352)	(62,600)
Acquisition of business	—	(164,198)
Proceeds from sale of property, plant, and equipment	1,781	948
Cash used for investing activities	(63,571)	(225,850)
Financing activities
Change in cash overdrafts	56,944	6,092
Payments made on bank debt	(27,000)	(133,447)
Payments made to extinguish debt	(663,957)	—
Proceeds from issuance of long-term debt	670,000	200,000
Premium to extinguish debt	(18,849)
Payments made for debt issue costs	(7,993)	(6,336)
Net purchase of treasury shares	(189,860)	(76,106)
Proceeds from employee stock compensation plans	23,957	28,058
Cash (used for) provided by financing activities	(156,758)	18,261
Decrease in cash and cash equivalents	(3,682)	(11,534)
Cash and cash equivalents - beginning of period	12,772	24,306
Cash and cash equivalents - end of period	$9,090	$12,772